EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CENTURY NEXT FINANCIAL CORPORATION
CONCLUDES SUBSCRIPTION OFFERING
AND BANK OF RUSTON MEMBERS APPROVE CONVERSION

Ruston, Louisiana – (September 28, 2010) – Century Next Financial Corporation, the newly formed holding company for Bank of Ruston, Ruston, Louisiana, announced that it has received regulatory approval for the sale of 1,058,000 shares of common stock in its initial public stock offering in connection with Bank of Ruston's conversion from the mutual to the stock form of organization.  Century Next Financial expects to issue a total of 1,058,000 shares of its common stock for an aggregate of $10,580,000 in total offering proceeds. The common stock is expected to be quoted on the OTC Bulletin Board in early October 2010.  Bank of Ruston also announced that its members approved the Plan of Conversion at the special meeting of members held on September 28, 2010.  The closing of the conversion and offering is subject to certain customary regulatory conditions.

Benjamin L. Denny, President and Chief Executive Officer, stated, "We are pleased with the strong participation of so many of our customers and community leaders.  The confidence they have demonstrated by investing in Century Next Financial's stock reflects their recognition of Bank of Ruston’s commitment to service as a community bank."

Thomas W. Rogers, Chairman of the Board, stated, "Bank of Ruston has been a trusted institution in the Ruston area since 1905.  The additional capital provided by our public offering will help us serve our customers even better and attract new clients seeking a strong, local bank."

Bank of Ruston is a federally chartered savings bank serving business and personal clients from its main office and full service branch office in Ruston, Louisiana.

Sandler O'Neill & Partners, L.P. served as financial advisor and marketing agent with regard to Century Next Financial’s offering. Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C., served as special counsel to Century Next Financial for the conversion and stock offering.

This press release contains certain forward-looking statements about the conversion and offering.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the conversion and offering.

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Contact:            Benjamin L. Denny
President & Chief Executive Officer
Telephone:        (318) 255-3733